November 10, 2016

USD Partners LP
811 Main Street, Suite 2800
Houston, Texas 77002

Re: Registration Statement on Form S-3 – Sale of up to 1,733,582 common units representing limited partner interests in of USD Partners LP

Ladies and Gentlemen:
I am General Counsel of USD Partners GP LLC (the “General Partner”), a Delaware limited liability company and the general partner of USD Partners LP (the “Partnership”), a Delaware limited partnership. I am rendering this opinion in connection with the registration of the resale from time to time by the selling unitholders named in the Registration Statement (as defined below) of up to an aggregate of 1,733,582 common units representing limited partner interests in the Partnership (the “Common Units”). The Common Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on or about November 10, 2016 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus contained therein or any supplements thereto, other than as expressly stated herein with respect to the issuance of the Common Units.
As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With the Partnership's consent, I have relied upon certificates and other assurances of officers of the General Partner and others as to factual matters without having independently verified such factual matters. I am opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and I express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the Common Units have been validly issued by the Partnership and, under the Delaware Act, purchasers of the Common Units will have no obligation to make further payments for their purchase of Common Units or contributions to the Partnership solely by reason of their ownership of Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

811 Main Street Suite 2800 Houston, Texas 77002 Phone 281/291-0510 Fax 281/291-0321

This opinion is for the Partnership’s benefit in connection with the Registration Statement and may be relied upon by the Partnership and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to the filing this opinion letter as an exhibit to the Registration Statement and to the reference to me in the Prospectus under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Keith Benson
Keith Benson
General Counsel, USD Partners GP LLC

811 Main Street Suite 2800 Houston, Texas 77002 Phone 281/291-0510 Fax 281/291-0321